FOODBRANDS AMERICA, INC.
            (formerly known as Doskocil Companies Incorporated)


                         1992 STOCK INCENTIVE PLAN








                                              As amended 5/16/96



                             TABLE OF CONTENTS


ARTICLE I -- PURPOSE . . . . . . . . . . . . . . . . . . . .    1

     Section I.1  Purpose  . . . . . . . . . . . . . . . . .    1
     Section I.2  Establishment  . . . . . . . . . . . . . .    1

ARTICLE II -- DEFINITIONS  . . . . . . . . . . . . . . . . .    1

ARTICLE III -- ADMINISTRATION  . . . . . . . . . . . . . . .    4

     Section III.1  Administration by Committee  . . . . . .    4
     Section III.2  Committee to Make Rules and Interpret Plan  5
     Section III.3  Committee Members Ineligible . . . . . .    5

ARTICLE IV -- GRANT OF AWARDS; SHARES SUBJECT
              TO THE PLAN  . . . . . . . . . . . . . . . . .    5

     Section IV.1  Committee to Grant Awards . . . . . . . .    5
     Section IV.2  Six-Month Holding Period  . . . . . . . .    6

ARTICLE V -- ELIGIBILITY . . . . . . . . . . . . . . . . . .    6

     Section V.1  Eligible Employees . . . . . . . . . . . .    6

ARTICLE VI -- STOCK OPTIONS  . . . . . . . . . . . . . . . .    7

     Section VI.1  Grant of Options  . . . . . . . . . . . .    7
     Section VI.2  Conditions of Options . . . . . . . . . .    7
     Section VI.3  Options to Non-Employee Directors . . . .    9

ARTICLE VII -- PERFORMANCE SHARE AWARD . . . . . . . . . . .   10

     Section VII.1  Grant of Performance Share Awards  . . .   10
     Section VII.2  Conditions of Performance Share Awards .   11

ARTICLE VIII -- RESTRICTED STOCK AWARDS  . . . . . . . . . .   12

     Section VIII.1  Grant of Restricted Stock Awards  . . .   12
     Section VIII.2  Conditions of Restricted Stock Awards .   12

ARTICLE IX -- OTHER INCENTIVE AWARDS . . . . . . . . . . . .   13

     Section IX.1  Grant of Other Incentive Awards . . . . .   13
     Section IX.2  Conditions of Other Incentive Awards  . .   13

ARTICLE X -- STOCK ADJUSTMENTS . . . . . . . . . . . . . . .   13

     Section X.1  Adjustment of Shares Available;
                  Recapitalization . . . . . . . . . . . . .   13

ARTICLE XI -- GENERAL  . . . . . . . . . . . . . . . . . . .   14

     Section XI.1   Amendment or Termination of Plan . . . .   14
     Section XI.2   Dividends and Dividend Equivalents . . .   15
     Section XI.3   Termination of Employment  . . . . . . .   15
     Section XI.4   Nonassignability . . . . . . . . . . . .   15
     Section XI.5   Withholding Taxes  . . . . . . . . . . .   16
     Section XI.6   Forfeiture . . . . . . . . . . . . . . .   16
     Section XI.7   Change of Control  . . . . . . . . . . .   16
     Section XI.8   Amendments to Awards . . . . . . . . . .   17
     Section XI.9   Regulatory Approval and Listings . . . .   17
     Section XI.10  Right to Continued Employment  . . . . .   17
     Section XI.11  Beneficiaries  . . . . . . . . . . . . .   17
     Section XI.12  Indemnification  . . . . . . . . . . . .   18
     Section XI.13  Reliance on Reports  . . . . . . . . . .   18
     Section XI.14  Relationship to Other Benefits . . . . .   18
     Section XI.15  Expenses . . . . . . . . . . . . . . . .   18
     Section XI.16  Construction . . . . . . . . . . . . . .   18
     Section XI.17  Governing Law  . . . . . . . . . . . . .   18



                            ARTICLE I

                             PURPOSE

          Section I.1 Purpose. This Stock Incentive Plan is established by Foodbrands America, Inc. (formerly known as Doskocil Companies Incorporated) (the "Corporation") to create incentives which are designed to motivate participants to put forth maximum effort toward the success and growth of the Corporation and to enable the Corporation to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Corporation's success. Toward these objectives, the Plan provides for the granting of Options, Restricted Stock Awards, Performance Share Awards and/or Other Incentive Awards to Participants on the terms and subject to the conditions set forth in the Plan.

          Section I.2 Establishment. The Plan is effective as of January 1, 1992 (the "Effective Date"), and subject to the provisions of Section XI.1, Awards (as defined in Section II.1) may be made as provided herein for a period of 10 years after such date.

          The Plan shall be approved by the holders of a majority of the outstanding shares of Common Stock, which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board. Pending such approval by the shareholders, Awards under the Plan may be granted to Eligible Employees (as defined in Section II.10), including persons who are, or within the preceding six months have been, Insider Participants (as defined in Section IV.2), but no such Awards may be exercised or transferred prior to receipt of shareholder approval. In the event shareholder approval is not obtained within such twelve-month period, all such Awards shall be void.

          The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.


                           ARTICLE II

                           DEFINITIONS

          Section II.1 "Award" means, individually, collectively or in tandem, any Option, Restricted Stock Award, Performance Share Award, or Other Incentive Award granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise.

          Section II.2  "Award Notice" means any written
instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee's exercise of its administrative powers.

          Section II.3  "Board" means the Board of Directors of
the Corporation.

          Section II.4  "Change of Control Event" means each of
the following:

               (a) A change in shareholder ownership of the Corporation, whereby a person or company, or a group of affiliated persons or companies, acquires a sufficiently large block of Common Stock, which, when voted together with the shares of Common Stock of all other shareholders of the Corporation whose proxies or written consents are solicited by such person, company or group without the benefit of a management-supported proxy statement at any meeting of the shareholders of the Corporation, would enable such person or company or group of affiliated persons or companies to elect a majority of the members of the Board;

               (b) A merger or consolidation of the Corporation with and into another company, other than with or into a wholly-owned Subsidiary of the Corporation, where the Corporation is not the surviving company; or the Corporation is the surviving company and the members of the Board immediately prior to the merger or consolidation do not constitute a majority of the Board of the surviving company after the merger or consolidation;

               (c) Whether such transaction results in a Change of Control Event pursuant to subparagraphs (a) or (b) above or not, the following events shall be deemed a Change of Control
Event: (i) a transaction or series of transactions pursuant to which Joseph Littlejohn & Levy Fund, L.P., transfer all of its beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in the capital stock of the Corporation to any other person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), or (ii) all of the outstanding capital stock of the Corporation is acquired by any person or group in one or more related transactions; or

               (d) Any other kind of a corporate reorganization or takeover where: (i) the Corporation is not the surviving company; or the Corporation is the surviving company and the members of the Board immediately prior to the reorganization do not constitute a majority of the Board of Directors of the surviving company.

          With respect to the events described in subparagraphs
(b), (c) and (d) above, the Change of Control Event shall be deemed to occur on the later of the transaction described in such subparagraph or a shareholder vote approving such a transaction.

          Section II.5  "Code" means the Internal Revenue Code of
1986. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

          Section II.6 "Committee" means the Compensation Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan under Article III hereof. The Committee shall consist of not less than two members, each of whom is, and within the twelve (12) months preceding his or her appointment to the Committee has been, a "disinterested person" within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          Section II.7  "Common Stock" means the common stock,
par value $.01 per share, of the Corporation, and after substitution, such other stock as shall be substituted therefor as provided in Article X.

          Section II.8  "Date of Grant" means the date on which
the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

          Section II.9  "Director Options" means non-qualified
Options awarded under Section VI.3.

          Section II.10  "Eligible Employee" means any employee
of the Corporation or a Subsidiary, or an individual who satisfies the requirements of Section VI.3.

          Section II.11 "Fair Market Value" means (A) during any such time as the Common Stock is not listed upon an established stock exchange or the NASDAQ/National Market System, the mean between dealer "bid" and "ask" prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc. or (B) during such time as the Common Stock is listed upon an established stock exchange or exchanges or the NASDAQ/National Market System, the highest closing price of the Common Stock on such stock exchange or exchanges or the NASDAQ/National Market System on the day for which such value is to be determined, or if no sale of the Common Stock shall have been made on any stock exchange or the NASDAQ/National Market System that day, on the next preceding day on which there was a sale of such Common Stock.

          Section II.12 "Incentive Stock Option" means an Option within the meaning of Section 422 of the Code.

          Section II.13  "Other Incentive Award" means an Award
granted under Article IX of the Plan.

          Section II.14  "Option" means an Award granted under
Article VI of the Plan and includes both non-qualified Options and Incentive Stock Options to purchase shares of Common Stock.

          Section II.15 "Participant" means an Eligible Employee of the Corporation or a Subsidiary to whom an Award has been granted by the Committee under the Plan.

          Section II.16 "Performance Share Award" means an Award granted under Article VII of the Plan.

          Section II.17  "Plan" means the Foodbrands America,
Inc. 1992 Stock Incentive Plan.

          Section II.18  "Restricted Stock Award" means an Award
granted under Article VIII of the Plan.

          Section II.19  "Subsidiary" means any corporation of
which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.


                           ARTICLE III

                         ADMINISTRATION

          Section III.1 Administration by Committee. The Committee shall administer the Plan. Unless otherwise provided in the by-laws of the Corporation or the resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee; vacancies on the Committee, howsoever caused, shall be filled by the Board; the Committee shall hold meetings at such times and places as it may determine; a majority of the Committee shall constitute a quorum; and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee.

          Subject to the provisions of the Plan, the Committee shall have exclusive power to:

               (a) Select the Eligible Employees to participate in the Plan.

               (b) Determine the time or times when Awards will be made.

               (c) Determine the form of an Award, whether an Option, a Restricted Stock Award, a Performance Share Award, or Other Incentive Award established by the Committee in accordance with Article IX below, the number of shares of Common Stock subject to the Award or with reference to which the Award is determined, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Notice, which may include the waiver or amendment of prior terms and conditions or acceleration or early vesting or payment of an Award under certain circumstances determined by the Committee.

               (d) Determine whether Awards will be granted singly, in combination or in tandem.

               (e) Grant waivers of Plan terms, conditions, restrictions, and limitations.

               (f) Accelerate the vesting, exercise, or payment of an Award or the performance period of an Award when such action or actions would be in the best interest of the Corporation.

               (g)  Take any and all other action it deems
necessary or advisable for the proper operation or administration of the Plan.

          In exercising the foregoing powers, the Committee shall seek the recommendation of the Chief Executive Officer of the Corporation or his delegate.

          Section III.2 Committee to Make Rules and Interpret Plan. The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

          Section III.3  Committee Members Ineligible.  No
Committee member shall be eligible to participate in the Plan except to the extent set forth in Section VI.3.


                           ARTICLE IV

                     GRANT OF AWARDS; SHARES
                       SUBJECT TO THE PLAN

          Section IV.1 Committee to Grant Awards. The Committee may, from time to time, grant Awards to one or more Eligible
Employees, provided, however, that:

               (a) Subject to Article X, the aggregate number of shares of Common Stock made subject to Awards may not exceed 1,900,000 and the aggregate number of shares of Common Stock made subject to the Award of Options to any Participant in any fiscal year of the Corporation may not exceed 150,000.

               (b) Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock, are settled in cash in lieu of Common Stock, or are exchanged in the Committee's discretion for Awards not involving Common Stock, shall be available again for grant under the Plan, so long as the holder of any such Award received no benefits of Common Stock ownership (including but not limited to dividends) from the shares of Common Stock related to such Award.

               (c) Any shares of Common Stock issued by the Corporation through the assumption or substitution of outstanding grants from an acquired company shall reduce the shares available for grants under the Plan.

               (d) Common Stock delivered by the Corporation in payment of any Award under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Corporation or may be purchased on the open market or by private purchase.

               (e) The Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

          Section IV.2 Six-Month Holding Period. With respect to Awards granted hereunder to any Participant who is, or within the preceding six months was, subject to the provisions of
Section 16 of the Exchange Act (an "Insider Participant"), each such Award which is an equity security must be held and not transferred by such Insider Participant for a period of six months from the Date of Grant. Nothing in this Section IV.2 shall be deemed to prohibit the exercise of Options within the six (6) month period following the Date of Grant, but the shares of Common Stock received by an Insider Participant pursuant to the exercise of an Option must be held and not transferred for a period of six months from the Date of Grant of the Option so exercised.


                            ARTICLE V

                           ELIGIBILITY

          Section V.1 Eligible Employees. Those persons who shall be eligible to receive Awards under the Plan shall be such employees (including officers, whether or not they are directors) of the Corporation or its Subsidiaries as the Committee shall select from time to time. Directors who are not employees of the Corporation or its Subsidiaries ("Non-Employee Directors") may also participate in the Plan, but only to the extent set forth in Section VI.3 hereof.

          Subject to the provisions of the Plan, the Committee shall, from time to time, select from the Eligible Employees those to whom Awards shall be granted and shall determine the type or types of Awards to be made and shall establish in the related Award Notices the terms, conditions, restrictions and/or limitations, if any, applicable to the Awards in addition to those set forth in the Plan and the administrative rules and regulations issued by the Committee.


                           ARTICLE VI

                          STOCK OPTIONS

          Section VI.1 Grant of Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees. These Options may be Incentive Stock Options or non-qualified Options, or a combination of both. Each grant of an Option shall be evidenced by an Award Notice executed by the Corporation and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section VI.2.

          Section VI.2  Conditions of Options.  Each Option so
granted shall be subject to the following conditions:

               (a)  Exercise price.  As limited by Section
VI.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant.

               (b) Form of payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Corporation; (ii) in shares of Common Stock or shares of Restricted Stock as to which restrictions have lapsed; (iii) a combination of the foregoing; or (iv) such other consideration as the Committee may deem appropriate. In addition to the foregoing, subject to the discretion of the Committee, any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of a Participant if (A) the broker-dealer has received from the Participant or the Corporation a fully- and duly-endorsed agreement evidencing such Option and instructions signed by the Participant requesting the Corporation to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Participant and specifying the account into which such shares should be deposited, (B) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise or, in the case of an Incentive Stock Option, upon the disposition of such shares and (C) the broker-dealer and the Participant have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR, Part 220 and any successor rules and regulations applicable to such exercise ("Cashless Exercise"); provided, however, that an Insider Participant may not elect to utilize a Cashless Exercise within six (6) months of the date the Option is granted (unless death or disability occurs prior to the expiration of such six-month period), and any such election must be made during any period beginning on the third business day following the date of release of a summary statement of the Corporation's quarterly or annual sales and earnings and ending on the twelfth business day following such date (the "Window Period"). The Committee shall establish appropriate methods for accepting Common Stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such Common Stock in payment of the exercise price. Common Stock used to exercise an Option shall be valued at its then Fair Market Value.

               (c) Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Notice. Exercise of an Option shall be by written notice stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

               (d) Other terms and conditions. Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Corporation or its Subsidiaries, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; and (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time.

               (e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, comply with the requirements of Section 422 of the Code (or any successor section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated or cancelled, expire no later than ten (10) years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Corporation or any Subsidiary) not exceed $100,000.

               (f) Application of funds. The proceeds received by the Corporation from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

          Section VI.3  Options to Non-Employee Directors.
Notwithstanding any other provision herein, no Awards shall be granted hereunder to Non-Employee Directors other than the Director Options granted pursuant to this Section VI.3.

          An Option to purchase 5,000 shares of Common Stock shall be automatically granted under the Plan to each person who is a Non-Employee Director on the date the Plan is approved and adopted by the Board, and any individual who becomes a Non-Employee Director subsequent to such date shall be granted an Option to purchase 5,000 shares of the Common Stock on the date he or she becomes a Non-Employee Director.

          Each Director Option shall be evidenced by an Award
Notice executed by the Corporation and the Non-Employee Director, and shall include the following terms and provisions:

               (a) Each Director Option shall become exercisable with respect to one-third of the shares of Common Stock to which it relates on each of the first three anniversaries of the Date of Grant so long as the Non-Employee Director remains a director at such time. The Option exercise price per share shall be equal to the Fair Market Value of one such share on the date the Director Option is granted. The period within which each Option may be exercised shall expire six (6) years from the date the option is granted (the "Option Period"), unless ended sooner due to termination of service or death of the optionee, or if fully exercised prior to the end of such six (6) year period. No Director Options shall be granted hereunder after the ten-year anniversary of the Effective Date.

               (b)  If the directorship of an optionee is
terminated within the Option Period for any reason other than (i) death of the optionee or (ii) on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Corporation or any of its Subsidiaries, the Director Option may be exercised, to the extent the optionee was able to do so at the date of termination of the directorship, within three months after such termination (if otherwise within the Option Period).

               (c) If an optionee dies during the Option Period while a director of the Corporation, or if an optionee dies within three months of serving as a Non-Employee Director, the Option may be exercised, to the extent the optionee was entitled to exercise such Option at the date of his or her death, within one year after such death (if otherwise within the Option Period), by the executor or the administrator of the estate of the optionee, or by the person or persons who shall have acquired the Option directly from the optionee by a bequest or an inheritance.

               (d)  If the directorship of the optionee is
terminated within the Option Period for any of the reasons enumerated in Section VI.3(b)(ii), the Director Option shall automatically terminate as of the date of termination of such directorship.

               (e) Payment of the exercise price shall be made in full, at the election of the Non-Employee Director, in cash, by check, bank draft or money order payable to the order of the Corporation concurrently with the exercise of the Director Option, or by Cashless Exercise; provided, however, that such election to utilize Cashless Exercise may not be made within six
(6) months of the Date of Grant of such Director Option, and must be made during the Window Period.

               (f)  Such Director Options shall be
nontransferable by the optionee other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employees Retirement Income Security Act, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

               (g) Upon the termination of the directorship of an optionee for any reason other than specified in Section
VI.3(b)(ii) within the two (2) year period following the occurrence of a Change of Control Event, all Director Options held by such optionee shall be deemed to be immediately exercisable and the Corporation shall, within the three (3) month period immediately following such termination, permit the exercise of Director Options granted hereunder.


                           ARTICLE VII

                     PERFORMANCE SHARE AWARD

          Section VII.1 Grant of Performance Share Awards. Grants of Performance Share Awards may be made by the Committee to any Eligible Employee during the term of the Plan. Each Performance Share Award shall represent one share of Common Stock. Each Performance Share Award shall be evidenced by an Award Notice. There may be more than one award in existence at any one time for any Participant and performance periods for separate Performance Share Awards need not be identical.

          The Performance Shares will be paid out in full or in part on the basis of the performance of the Corporation following the beginning of the Corporation's fiscal year in which the Performance Share Award is made as hereinafter set forth. In determining the size of Performance Share Awards, the Committee shall take into account a Participant's responsibility level, performance, potential, and cash compensation level, as well as such other considerations as it deems appropriate. If any Performance Share Award granted under the Plan shall be forfeited, cancelled, or not paid out in full, such Performance Share Award may again be granted under the Plan in accordance with Article VII.

          Section VII.2  Conditions of Performance Share Awards.
A Performance Share Award shall be subject to the following terms and conditions:

               (a) Performance Share Account. Performance Share Awards shall be credited to a Performance Share account to be maintained for each holder. Each Performance Share Award shall be deemed to be the equivalent of one share of Common Stock of the Corporation. A Performance Share Award under the Plan shall not entitle the holder to any interest in or to any dividend, voting, or other rights of a shareholder. The value of the Performance Shares in a holder's Performance Share account at the time of Award or the time of payment shall be the Fair Market Value at any such time of an equivalent number of shares of the Common Stock.

               (b) Performance Period and Criteria. Performance Shares shall be contingent upon the attainment during a performance period of certain performance objectives. The length of the performance period for each Performance Share Award, the performance objectives to be achieved during the Performance Share Award period, and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee in the exercise of its discretion. The Committee may revise performance objectives at such times as it deems appropriate during the Performance Share Award period in order to take into account or into consideration any unforeseen events or changes in circumstances; provided,however, that any such revision which is adverse to the holder of a Performance Share Award shall require the holder's consent.

               (c) Payment of Award. Following the end of the Performance Share Award period, the holder of a Performance Share Award shall be entitled to receive payment of an amount based on the achievement of the performance measures for such Performance Share Award period. In the event that a recipient of a Performance Share Award is, or within the preceding six (6) months has been, an Insider Participant, no Performance Share Award shall be payable within the first six (6) months from the Date of Grant of such Performance Share Award. The payment to which a holder of a Performance Share Award shall be entitled at the end of a Performance Share Award period shall be a dollar amount equal to the Fair Market Value of the number of shares of Common Stock equal to the number of Performance Shares earned and payable to such holder.

               The Committee may authorize payment of a Performance Share Award in any combination of cash and shares of Common Stock or all in cash or all in Common Stock, as it deems appropriate, provided, however, that in the event a payee is, or within the preceding six (6) months has been, an Insider Participant, no cash payment may be made to such person except during any period beginning on the third business day following the date of release of a summary statement of the Corporation's quarterly or annual sales and earnings and ending on the twelfth business day following such date. Such shares may include any restrictions on transfer and forfeiture provisions as the Committee, from time to time, deems appropriate.

               (d)  Additional Terms and Conditions.  The
Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any Performance Share Award, provided they are not inconsistent with the Plan.


                          ARTICLE VIII

                     RESTRICTED STOCK AWARDS

          Section VIII.1 Grant of Restricted Stock Awards. The Committee may grant a Restricted Stock Award to any Eligible Employee. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates, and by an Award Notice setting forth the terms of such Restricted Stock Award.

          Section VIII.2  Conditions of Restricted Stock Awards.
The grant of a Restricted Stock Award shall be subject to the following:

               (a)  Restriction period.  Vesting of each
Restricted Stock Award shall require the holder to remain in the employment of the Corporation or a Subsidiary for a prescribed period (a "Restriction Period"). The Committee shall determine the Restriction Period or Periods which shall apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. At the end of the Restriction Period the restrictions imposed hereunder shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof. The Committee may, in its sole discretion, modify or accelerate the vesting of a Restricted Stock Award under such circumstances as it deems appropriate.

               (b) Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

               (c)  Rights as shareholders.  During any
Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a shareholder with respect to said shares, including, but not by way of limitation, the right to vote such shares and to receive dividends. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

                           ARTICLE IX

                     OTHER INCENTIVE AWARDS

          Section IX.1 Grant of Other Incentive Awards. The Committee may, in its discretion, grant other types of awards of, or based on, Common Stock. Other Incentive Awards are limited to awards under which Common Stock is or may in the future be acquired. Such awards may include grants of debt securities convertible into or exchangeable for shares of Common Stock upon such conditions, including attainment of performance goals, as the Committee shall determine.

          Section IX.2 Conditions of Other Incentive Awards. Each grant of an Other Incentive Award shall be evidenced by an Award Notice executed by the Corporation and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve. Other Incentive Awards may not be sold, assigned, transferred, pledged, or encumbered except as may be provided in the Award Notice, and in no event may be transferred other than by will or by the laws of descent and distribution or be exercised, during the life of the participant, other than by the participant or the participant's guardian or legal representative. The recipient of an Other Incentive Award will have the rights of a shareholder only to the extent, if any, specified in the Award Notice governing such Other Incentive Award.


                            ARTICLE X

                        STOCK ADJUSTMENTS

          Section X.1  Adjustment of Shares Available;
Recapitalization. In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock or rights or warrants to purchase securities of the Corporation shall be made, then there shall be substituted for or added to each share available under and subject to the Plan as provided in Article IV hereof, and each share theretofore appropriated or thereafter subject or which may become subject to Performance Share Awards, Options, Restricted Stock Awards or Other Incentive Awards under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the "Minimum Adjustment"). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this
Section X.1 and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Section X.1 which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award.

          No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.


                           ARTICLE XI

                             GENERAL

          Section XI.1 Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would:

               (a) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article X);

               (b) materially increase the benefits accruing to Insider Participants under the Plan; or

               (c) materially modify the requirements as to eligibility for participation in the Plan;

provided, that any amendment to the Plan shall require approval of the shareholders if, in the opinion of counsel to the Corporation, such approval is required by Section 16(b) or any other section of the Exchange Act, or any other Federal or state law or any regulations or rules promulgated thereunder. Notwithstanding the above, Section VI.3, the number of Director Options to be awarded to Non-Employee Directors pursuant to
Section VI.3, the number of shares of Common Stock to be covered by each Director Option, the exercise price per share under each Director Option, when and under what circumstances each Director Option will be granted and the period within which each such option may be exercised, shall not be amended more than once every six months (even with shareholder approval), other than to conform with changes in the Code, ERISA, or the rules and regulations thereunder.

          Section XI.2 Dividends and Dividend Equivalents. If an Award is granted in the form of a Performance Share Award, Restricted Stock, or an Option, the Committee may choose, at the time of the grant of such Award or any time thereafter up to the time of payment of such Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish. Dividends and dividend equivalents granted hereunder shall be paid in such form and manner (i.e., lump sum or installments), and at such time as the Committee shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee's discretion, accrue interest, be reinvested into additional shares of Common Stock or, in the case of dividends or dividend equivalents credited in connection with a Performance Share Award, be credited as additional Performance Shares and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Performance Share Award.

          Section XI.3 Termination of Employment. If a Participant's employment with the Corporation or a Subsidiary terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all interest accrued on the foregoing shall be cancelled or forfeited, as the case may be, unless the Participant's Award Notice provides otherwise. The Committee shall have the authority to promulgate rules and regulations to (i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of his or her death, disability, retirement, or termination for an approved reason. Such rules and regulations may include, without limitation, the method, if any, for prorating a Performance Share Award, accelerating the vesting or exercisability of any Options or Restricted Stock Award, or providing for the exercise of any unexercised Options in the event of a Participant's death, disability, retirement, or termination for an approved reason.

          Section XI.4  Nonassignability.  No Options,
Performance Share Awards or other derivative securities (as defined in the rules and regulations promulgated under Section 16 of the Exchange Act) awarded under the Plan to any person who is or within the preceding six months has been, an Insider Participant, shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except for transfer by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA), or the rules and regulations thereunder. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Option, Performance Share Award or other derivative security, contrary to the provisions hereof, shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the Award involved in such attempt.

          Section XI.5 Withholding Taxes. The Corporation shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.
In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to the Corporation, shares of Common Stock, having a Fair Market Value, on the date of payment, equal to the amount of such required withholding taxes; provided, however, that in the event the Participant is, or within the preceding six (6) months has been an Insider Participant, such an election may not be made within six (6) months of the date the Award is granted (unless death or disability of the Participant occurs prior to the expiration of such six-month period), and must be made either six (6) months prior to the date of payment or during the Window Period.

          Section XI.6 Forfeiture. If the employment of a Participant is terminated on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Corporation or any of its Subsidiaries, any Award granted hereunder, whether and regardless of the extent to which such Award is vested, earned or exercisable, shall automatically terminate as of the date of termination of such employment.

          Section XI.7 Change of Control. Awards granted under the Plan to any Participant may, in the discretion of the Committee, provide that (a) such Awards shall be immediately vested, fully earned and exercisable, as appropriate, upon a Change of Control Event, or (b) such Awards shall be immediately vested, fully earned and exercisable, as appropriate, upon the termination of such Participant's employment with the Corporation or any Subsidiary within the two (2) year period following a Change of Control Event, except as provided in
Section XI.6 or as otherwise provided in any employment contract or similar agreement between such Participant and the Corporation, and (c) the Corporation shall, within the three (3) month period immediately following such termination of employment, make full payment to each such Participant with respect to any Performance Share Award or Other Incentive Award, deliver certificates to such Participant with respect to each Restricted Stock Award, and permit the exercise of Options, respectively, granted hereunder to such Participant.

          Section XI.8 Amendments to Awards. The Committee may at any time dunilaterally amend the terms of any Award Notice for any Award, whether or not presently exercisable, earned, paid or vested, to the extent it deems appropriate; provided, however, that any such amendment which is adverse to the Participant shall require the Participant's consent.

          Section XI.9 Regulatory Approval and Listings. The Corporation shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following the Effective Date, and keep continuously effectively and usable, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Corporation shall have no obligation to issue or deliver certificates representing shares of Common Stock evidencing Restricted Stock Awards or any other Award relating to shares of Common Stock prior to:

               (a)  the obtaining of any approval from, or
satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable,

               (b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and

               (c) the completion of any registration or other qualification of said shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

          Section XI.10 Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Corporation or any Subsidiary. The Corporation or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

          Section XI.11 Beneficiaries. Each Participant shall file with the Committee a written designation of one or more persons as the beneficiary (the "Beneficiary") who shall be entitled to receive the amount, if any, payable under the Plan upon his death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall be effective as of a date prior to such receipt.

          If such Beneficiary designation is in effect at the time of a Participant's death, or if no designated Beneficiary survives the Participant, or such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon his death shall be made to the Participant's estate. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability or any interest thereon, until the rights thereon are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan, the Corporation and the Committee therefor.

          Section XI.12 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding against such person. He or she shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Articles or Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify or hold harmless any such person.

          Section XI.13 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Corporation and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

          Section XI.14 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Corporation or any Subsidiary.

          Section XI.15 Expenses. The expenses of administering the Plan shall be borne by the Corporation subject to such allocation to its Subsidiaries as it deems appropriate.

          Section XI.16 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the plan, rather than such titles or headings, shall control.

          Section XI.17  Governing Law.  The Plan shall be
governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable Federal law.